Schedule 13G

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __ )*

DOCUMENT SCIENCES CORPORATION

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(Name of Issuer)

Common

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(Title of Class of Securities)

25614R105

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(CUSIP Number)

November 21, 2003

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)[x] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 25614R105 Schedule 13G

Page 2 of 4 Pages

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1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Thomas A, Satterfield, Jr. and Thomas A. Satterfield, Jr. as power of attorney for A.G. Family LP, David A. Satterfield, Jeanette P. Satterfield, and Margarette M. Satterfield

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]

(b) [ ]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

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5. SOLE VOTING POWER

49,000

NUMBER OF --------------------------------

SHARES

BENEFICIALLY 6. SHARED VOTING POWER

OWNED BY

EACH 142,996

REPORTING --------------------------------

PERSON

WITH 7. SOLE DISPOSITIVE POWER

191,996

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8. SHARED DISPOSITIVE POWER

142,996

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

191,996

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.04%

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12. TYPE OF REPORTING PERSON*

IN

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* See Instructions

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CUSIP No. 25614R105 Schedule13G Page 3 of 4 Pages

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Item 1(a). Name of Issuer

Document Sciences Corporation

Item 1(b). Address of Issuer's Principal Executive Offices

6339 Paseo del Lago, Carlsbad, CA 92009

Item 2(a). Name of Person Filing

Thomas A. Satterfield, Jr.

Item 2(b). Address of Principal Business Office, or, if None, Residence

2609 Caldwell Mill Lane, Birmingham, Alabama 35243

Item 2(c). Citizenship

United States

Item 2(d). Title of Class of Securities

Common Stock

Item 2(e). CUSIP Number

25614R105

Item 3. Not applicable.

Item 4. Ownership

(a) Amount Beneficially Owned:

191,996

(b) Percent of Class:

6.04% (based on 3,176,306 shares of Common Stock reported outstanding as of November 19, 2003).

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

49,000

(ii) Shared power to vote or to direct the vote:

142,996

(iii) Sole power to dispose or to direct the disposition of:

191,996

(iv) Shared power to dispose or to direct the disposition of:

142,996

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CUSIP No. 25614R105 Schedule 13G

Page 4 of 4 Pages

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Item 5. Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Thomas A. Satterfield, Jr.

Date: November 21, 2003

By: /s/ Thomas A. Satterfield, Jr.

Name: Thomas A. Satterfield, Jr.

Thomas A, Satterfield, Jr. and Thomas A. Satterfield, Jr. as power of attorney for A.G. Family LP, David A. Satterfield, Jeanette P. Satterfield, and Margarette M. Satterfield

Date: November 21, 2003

By: /s/ Thomas A. Satterfield, Jr.

Name: Thomas A. Satterfield